CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated February 15, 2021 relating to the balance sheet of Legacyhub MultiFamily REIT I, LLC as of September 24, 2020 (inception) and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

February 15, 2021

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p:  877.968.3330  f: 720.634.0805

info@ArtesianCPA.com | www.ArtesianCPA.com